Exhibit 10.3

FIRSTPLUS
Financial Group, Inc.


                                  June 13, 2001



Mr. David Obergfell, Trustee
FPFI Creditors' Trust
1750 Regal Row
Dallas, Texas 75235-2307

         Re: Proposal

Dear Dave:

     To resolve outstanding issues and in consideration for FirstPlus Financial Group, Inc. ("Group") conveying to the Creditors' Trust Group's interest in FirstPlus Financial, Inc. ("Inc."), Group proposes as follows:

1. All outstanding amounts due under the Capital Contribution Note (the "Note"), not to exceed $22,500.00, will be paid.

2. With respect to demands under the Note to be made in the future, all future charges for professional services to be rendered to the Special Purpose Entity must be presented to Group in a budget and approved by Group in advance. Approval of professional service budgets will not be unreasonably withheld. For non-professional service charges to be considered an "operating expense" of the Special Purpose Entity recoverable under the Note, Group must be advised of those charges not less than thirty (30) days prior to such charges being incurred. No other charges will be considered an "operating expense" for which Group can be assessed under the Note.

3. Haynes and Boone - The Creditors' Trust will receive $75,000 in full satisfaction of any claim against Haynes and Boone. The amount paid in settlement will be paid in cash. Haynes and Boone will dismiss, release and waive any and all claims against Inc. and the Trust.

4. Within five business days of the execution of this letter, the Creditors' Trust will dismiss with prejudice the Adversary Proceedings against:

         a.  Hennessy, Freeman & Associates (Bob Freeman),
         b.  Dexter and Company (John Fitzgerald), and
         c.  Mellon Investor Services, 1.

         provided they agree to dismiss, release and waive any and all claims against Inc., WIB, Special Funding and the Trust.

5. The Creditors' Trust will negotiate in good faith to settle preference, fraudulent transfer and claim objection litigation with Joint Creditors.

6. The Creditors' Trust acknowledges and confirms that it has no interest in or any claim against, and hereby dismisses, releases and waives any and all claims against (i) Group relating to Group's interest in any escrow fund held by Lawrence S. Rigie, Esq., (ii) any escrow fund held by Lawrence S. Rigie, Esq., and (iii) any funds held in escrow by Lawrence S. Rigie, Esq. relating to funds escrowed in connection with a transaction between Group and Coast-to-Coast Financial Corporation, Superior Bank or any of its affiliates. If requested by Group, the Creditors' Trust will provide further documentation acceptable to Group to evidence the foregoing.

7. Neither the Trust nor Inc. will file suit or file additional litigation against Joint Creditors without prior written consent of Group. Group will acknowledge and confirm all actions taken by the Trust and Inc., as necessary, relative to Joint Creditors as of March 5, 2001, are authorized pursuant to the Confirmation Order. If requested by the Trust, Group will provide further documentation acceptable to the Trust to evidence the foregoing.

8. At Group's express request and direction, FPFG Costs will be paid pursuant to the Plan as follows:

         a. Fees and expenses of Jenkens & Gilchrist ("J&G") in the amount to be agreed upon by J&G, Group and the Creditors' Trust will be paid, which payment shall fully resolve any and all issues relating to outstanding invoices from J&G previously submitted to WIB and/or the Creditors Trust for payment;

         b. Fees and expenses of Brown Raysman Millstein Felder and Steiner incurred by Group in connection with obtaining the settlement with Group's Bondholders in New York Federal District Court;(1)


------------------
        (1) To the extent Group advances this payment, Group will be reimbursed.

Mr. David Obergfell, Trustee
June 13, 2001
Page 3

         c. The settlement amount of $1,428,000 due to Group's Bondholders pursuant to the Plan and the Settlement Agreement reached between Group, et al and the Bondholders;(2)

         d. The settlement amount of $68,000 due to Bear Stearns & Company, Inc. pursuant to that certain Settlement Agreement between Group and Bear Sterns & Company, Inc.;

         e. Payment to Leperq, former landlord of Group, of $212,500.00, or such lesser or greater amount determined after resolution of dispute with Leperq; and

         f. Reimbursement to Group of the $75,000 settlement amount paid to the Creditors' Trust in full satisfaction of any claim against Haynes and Boone described in paragraph 3 above.

As to these and other allocated FPFG Costs, the Trust obligation to pay FPFG Costs shall not exceed amounts designated by the Plan. As to any portion of the FPFG Costs not disbursed as set forth above, that remaining portion, if any, will be paid to Group or at its direction pursuant to the Plan.

9. a. The Creditors' Trust acknowledges and confirms that Group has performed and complied with all of the conditions, covenants, provisions and obligations required to be performed and complied with by Group under the Plan; and

         b. The Creditors' Trust acknowledges, represents and warrants that, from the date of the creation of the Creditors' Trust to the effective date of such written agreement, the Creditors' Trust has no claims, and has no knowledge of any claim it may have, against each of Group and the Additional Release Parties (as defined in the Plan).

         c. If requested by Group, the Creditors' Trust will provide further documentation acceptable to Group to evidence the foregoing.


------------------
        (2) In addition, $1,428,000 will be paid to the Bondholders as a Servicing Business Expense from the proceeds from the sale of FirstPlus Bank.

Mr. David Obergfell, Trustee
June 13, 2001
Page 4

         If this proposal is acceptable to the Creditors' Trust, please so signify by signing in the space provided below and return an executed original of this letter to me.

                                        Sincerely,

                                        /s/ Daniel T. Phillips

                                        Daniel T. Phillips

Mr. David Obergfell, Trustee
June 13, 2001
Page 5


Accepted:

FPFI Creditors' Trust

By: /s/ David Obergfell
    ------------------------------------
    David Obergfell, Trustee